Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 2, 2009, relating to the financial statements and financial statement schedule of Alliance Resource Partners, L.P., and the effectiveness of Alliance Resource Partners, L.P.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Alliance Resource Partners, L.P. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

April 10, 2009